Exhibit 99.1

Corporate Headquarters

Metrologic Instruments, Inc.

90 Coles Road

Blackwood, NJ 08012-4638

Tel 856.228.8100

Fax 856.228.6673 (sales)

Fax 856.228-0653 (finance/legal)

www.metrologic.com

Metrologic Announces Financial Results for the

Third Quarter 2006

Revenue from Continuing Operations Increases

15.9% to Record $53.2 Million

Blackwood, New Jersey – November 3, 2006 — Metrologic Instruments, Inc. (NASDAQ-NMS:MTLG) today announced financial results for the quarter ended September 30, 2006 with revenue from continuing operations of $53.2 million and income from continuing operations of $2.8 million or $0.12 per fully diluted share. Beginning January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment.

As previously announced, the Company entered into a Stock Purchase Agreement with Essex Corporation on September 19, 2006 for the sale of the Company’s subsidiary, Adaptive Optics Associates, Inc (“AOA”). This transaction was completed in October 2006. The results from continuing operations exclude AOA which is reported as a discontinued operation as discussed further below.

Financial Results and Third Quarter Highlights

Continuing Operations

•	Revenue for the third quarter of 2006 increased by 15.9% to a record $53.2 million as compared to $45.9 million in the third quarter of 2005.

•	For the third quarter of 2006, gross margin was 45.3% versus 47.5% for the third quarter 2005. Gross margin for the third quarter 2006 was primarily impacted by continued sales to Tier-1 retailers and product mix. Approximately $0.1 million, or 0.3%, of stock based compensation expense is included in gross margin for the three months ended September 30, 2006.

•	Operating expense as a percentage of revenue was 38.4% for the third quarter of 2006 compared to 27.4% in the third quarter 2005. This increase is primarily caused by higher selling, general and administrative expenses which include legal expenses for ongoing litigation, costs related to a Brazilian tax case, and transaction costs associated with the Company’s previously announced Merger Agreement with an investor group led by Francisco Partners. Approximately $0.8 million of stock based compensation expense is included in operating expenses for the three months ended September 30, 2006.

•	Income from continuing operations for the third quarter of 2006 was $2.8 million, or $0.12 per fully diluted share, as compared to $7.3 million or $0.31 per fully diluted share in the third quarter of 2005. Included in income from continuing operations for the third quarter of 2006 was approximately $0.9 million of stock based compensation expense.

•	The Data Capture and Collection business segment grew 15.0% to approximately $50.6 million as compared to the third quarter of 2005, reflecting continued strength in the channel and in reverse-vending applications.

•	On a geographic basis, sales in the EMEA (Europe, Middle East, Africa) region increased by 38.0% to approximately $26.5 million in the third quarter of 2006, fueled by new and follow-on orders received from Tier-1 retailers and for reverse-vending applications. The Asia/Pacific region grew at 12.8% to approximately $8.0 million. The Americas region decreased by 4.7% primarily due to several large Tier-1 rollouts in the third quarter of 2005.

Discontinued Operations

The 2006 and 2005 results from continuing operations exclude AOA which the Company sold effective October 2, 2006 and is reported as a discontinued operation. Income from discontinued operations, net of income taxes, was $0.8 million, or $0.04 per fully diluted share for the quarter ended September 30, 2006, as compared with $0.4 million, or $0.02 per fully diluted share in 2005. Including discontinued operations, net income was $3.6 million, or $0.16 per fully diluted share in the third quarter of 2006 as compared with net income of $7.7 million, or $0.33 per fully diluted share in 2005.

Nine Months 2006 Results

Revenue from continuing operations for the first nine months of 2006 was approximately $158.1 million, an increase of 25.1% as compared to revenue of $126.4 million in the first nine months of 2005. Income from continuing operations was $10.3 million, or $0.44 per fully diluted share in 2006, as compared to $15.2 million, or $0.65 per diluted share, in 2005. Included in income from continuing operations for the nine months ended September 30, 2006 was approximately $3.4 million of stock based compensation expense. Net income for the first nine months of 2006 was $12.4 million, or $0.53 per fully diluted share, as compared to $16.3 million or $0.70 per diluted share in the comparable period in 2005.

Conference Call

In light of the recent announcement that Metrologic has signed a definitive agreement to be acquired by a group of investors led by Francisco Partners, the Company will not host a conference call to discuss third quarter 2006 financial results. For more information on the transaction, please see our SEC filings.

About Metrologic

Metrologic Instruments, Inc. (“Metrologic” or the “Company”) is a global supplier of choice for data capture and collection hardware, optical solutions, and image processing software. Metrologic has been delivering innovative, quality products that are cost effective, reliable and supported by a superior level of personal service for nearly 40 years. Metrologic products are sold worldwide through Metrologic’s sales, service and distribution offices located in The Americas, EMEA and Asia/Pacific. Metrologic provides its customers not only with a great deal, but a great deal more. For more information please call 1-800-667-8400 or visit www.metrologic.com.

Forward Looking Statements

Forward-looking statements contained in this release are highly dependent upon a variety of important factors which could cause actual results to differ materially from those reflected in such forward looking statements. Specifically, the factors that could cause actual results to differ from expectations include: the timing, introduction and market acceptance of Metrologic’s new products; foreign currency fluctuations with the US dollar; pricing pressures; competitive factors; sales cycles of Metrologic’s products; Metrologic’s ability to control manufacturing and operating costs as well as product and revenue mix which affect future profitability; the effect of current and pending legislation on Metrologic’s effective annual tax rate; technological changes in the data capture industry, including the adoption of imaging-based and RFID technologies; availability of patent protection for Metrologic’s vision-based technologies, and other products; the results of litigation; general economic conditions; and the potential impact of terrorism, international hostilities and natural disasters. When used in this release and documents referenced, the words “believes”, “expects”, “may”, “should”, “seeks”, or “anticipates”, and similar expressions as they relate to Metrologic or its management are intended to identify such forward-looking statements. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. For additional factors, please see Metrologic’s reports filed with the Securities and Exchange Commission.

For more information contact:

Dale Fischer, Vice President

856.228.8100    X5505

Email: d.fischer@metrologic.com

Metrologic Instruments, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited)
	2006	2005	2006	2005
Sales	$53,195	$45,907	$158,083	$126,350
Cost of sales	29,106	24,079	89,763	66,033

Gross profit	24,089	21,828	68,320	60,317
Selling, general and administrative expenses	17,533	10,563	46,147	32,402
Research and development expenses	2,902	2,003	7,563	5,750

Operating income	3,654	9,262	14,610	22,165
Net interest income	443	123	689	257
Other income/(expense)	(62)	2,019	423	1,271

Income from continuing operations before income taxes	4,035	11,404	15,722	23,693
Income tax expense continuing operations	1,272	4,087	5,382	8,532

Income from continuing operations	2,763	7,317	10,340	15,161
Income from discontinued operation, net of taxes	820	383	2,013	1,093

Net income	$3,583	$7,700	$12,353	$16,254

Basic earnings per share:
Continuing operations	$0.12	$0.33	$0.46	$0.69
Discontinued operation	$0.04	$0.02	$0.09	$0.05

	$0.16	$0.35	$0.55	$0.74

Diluted earnings per share:
Continuing operations	$0.12	$0.31	$0.44	$0.65
Discontinued operation	$0.04	$0.02	$0.09	$0.05

	$0.16	$0.33	$0.53	$0.70

Weighted average number of common shares outstanding:
Basic	22,455	22,202	22,518	22,082
Diluted	22,991	23,103	23,144	23,101

Note: In September 2006, the Company announced the sale of its wholly owned subsidiary, Adaptive Optics Associates, Inc. The Condensed Consolidated Statements of Operations for the current and prior periods have been reclassified to reflect the results from this business as a discontinued operation.

Metrologic Instruments, Inc.

Condensed Consolidated Balance Sheets

(all amounts in thousands)

	September 30 2006	December 31, 2005*
	(Unaudited)
Cash and cash equivalents	$44,809	$49,463
Marketable securities	27,732	24,475
Accounts receivable, net	46,093	48,462
Inventories, net	36,188	29,364
Other current assets	4,227	6,400
Assets of discontinued operation held for sale	24,398	—

Total current assets	183,447	158,164
Property, plant and equipment, net	18,325	20,402
Goodwill and other intangibles, net	32,103	43,103
Other assets	1,642	4,513

Total assets	$235,517	$226,182

Accounts payable and accrued expenses	$31,509	$46,709
Current portion of debt	15,974	18,433
Deferred contract revenue	211	739
Liabilities on discontinued operation held for sale	4,250	—

Total current liabilities	51,944	65,881
Debt	3	3
Other liabilities	2,049	8
Total shareholders’ equity	181,521	160,290

Total liabilities and shareholders’ equity	$235,517	$226,182

*	Certain prior period amounts have been reclassified to conform to the current period presentation

Supplemental Sales Data

	Three Months Ended September 30,				Nine Months Ended September 30,
	2006	2005	% Total	% Growth	2006	2005	% Total	% Growth
By Geography

The Americas	$18,670	$19,588	35.1%	(4.7)%	$54,314	$50,342	34.4%	7.9%
EMEA	26,477	19,185	49.8%	38.0%	83,302	57,438	52.7%	45.0%
Asia/Pacific	8,048	7,134	15.1%	12.8%	20,467	18,570	12.9%	10.2%

	$53,195	$45,907	100.0%	15.9%	$158,083	$126,350	100.0%	25.1%
By Business Segment

Data Capture and Collection	$50,553	$43,962	95.0%	15.0%	$151,881	$119,618	96.1%	27.0%
Industrial Automation	2,642	1,945	5.0%	35.8%	6,202	6,732	3.9%	(7.9)%

	$53,195	$45,907	100.0%	15.9%	$158,083	$126,350	100.0%	25.1%